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Exhibit 4.6

Aon Stock Incentive Plan

        1.01    Purpose.    The purpose of the Plan is to align the interests of management and key employees of the Company with its stockholders and to attract, motivate and retain valuable and talented personnel to contribute to the long-term success of the Company.

        2.01    Definitions.    For the purpose of the Plan, the following terms shall be defined as set forth below:

  (a)
  "Award" means any Option, SAR, Restricted Stock, Restricted Stock Unit, Dividend Equivalent, Other Stock-Based Award, or Performance Award granted to a Participant under the Plan.

  (b)
  "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

  (c)
  "Beneficiary" means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Participant, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the estate of the Participant.

  (d)
  "Board" means the Board of Directors of the Company.

  (e)
  "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions and regulations.

  (f)
  "Committee" means the Organization and Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan, composed of no fewer than two directors each of whom is a Non-Employee Director and an "outside director" within the meaning of Section 162(m) of the Code.

  (g)
  "Company" means Aon Corporation, a corporation organized under the laws of the State of Delaware, and, where appropriate, its subsidiaries or affiliates, or any successor corporation.

  (h)
  "Dividend Equivalent" means a right, granted to a Participant under Section 6.01(c), to receive cash, Stock, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or to receive periodic distributions on other specified equity securities of the Company. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award and may be paid currently or on a deferred basis.

  (i)
  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

  (j)
  "Fair Market Value" means, with respect to Stock, Awards, or other property, the fair market value of such Stock, Awards, or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the Fair Market Value of Stock as of any given date shall mean the per share value of Stock as determined by using the average of the high and low selling prices of such Stock on the New York Stock Exchange on such date (or, if the New York Stock Exchange was not open for trading or the Stock was not traded on that day, the next preceding day that the New York Stock Exchange was open for trading and the Stock was traded) as reported for such date by The Wall Street Journal.

  (k)
  "ISO" means any Option designated as an incentive stock option within the meaning of Section 422 of the Code.

  (l)
  "NQSO" means any Option that is not an ISO.

  (m)
  "Non-Employee Director" means a person who meets the definition set forth in Rule 16b-3(b)(3) under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

  (n)
  "Option" means a right, granted to a Participant under Section 6.01(a), to purchase Stock. An Option may be either an ISO or a NQSO.

  (o)
  "Other Stock-Based Award" means a right, granted to a Participant under 6.01(c), that is payable in Stock or based on the amount of dividends paid with respect to or the Fair Market Value of Stock, including, without limitation, rights convertible or exchangeable into Stock purchase rights for Stock, and Awards with value or payment contingent upon the performance of the Company, or upon any other performance condition designated by the Committee.

  (p)
  "Participant" means an executive, other key employee, or Non-Employee Director of the Company and other non-employees who have been granted an Award under the Plan.

  (q)
  "Performance Award" means an Award which is subject to achievement of performance goals specified under 6.01(d) or 6.01(e).

  (r)
  "Plan" means this Aon Stock Incentive Plan, as amended from time to time.

  (s)
  "Preexisting Plans" means the Aon Stock Award Plan, as amended and restated through 2000, the Aon Stock Option Plan, as amended and restated through 1997, the Outside Director Stock Award Plan, the plan reflected in the Outside Directors Deferred Compensation Agreement, and any other similar preexisting plans including similar preexisting plans for Qualified Members.

  (t)
  "Qualified Member" means a member of the Committee who is a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3) under the Exchange Act and an "outside director" within the meaning of Treasury Regulation 1.162-27(e)(3) under Code Section 162(m).

  (u)
  "Restricted Stock" means an award of shares of Stock to a Participant under 6.01(c) that may be subject to certain restrictions and to a risk of forfeiture.

  (v)
  "Restricted Stock Unit" means an award, granted to a Participant under 6.01(c), representing the right to receive either Stock or cash or any combination thereof at the end of a specified deferral period.

  (w)
  "Stock" means the Common Stock, $1.00 par value per share, of the Company or such other securities as may be substituted or re-substituted pursuant to Section 5.01.

  (x)
  "SAR" or "Stock Appreciation Right" means the right, granted to a Participant under 6.01(b), to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right, with payment to be made in cash, Stock, other Awards, or other property as specified in the Award or determined by the Committee.

        3.01    Administration.    The Plan shall be administered by the Committee. Subject to the limitations of the Plan, the Committee shall have the authority to: (a) select from the executives and other key employees, nonemployees, and Non-Employee Directors of the Company, those who shall participate in the Plan; (b) make Awards in such forms and amounts as it shall determine; (c) impose such limitations, restrictions and conditions upon such Awards (including—restrictive covenants) as it shall deem appropriate including form of payment of an exercise price with respect to an Option and the terms and conditions with respect to vesting, cancellation and forfeiture of Awards; (d) interpret the Plan and adopt administrative guidelines relating to the Plan; (e) correct any inconsistency in this Plan or in any Award granted hereunder; and (f) make all other determinations and take all other actions deemed necessary for the administration of the Plan. The Committee may, in its sole discretion, delegate such of its powers under the Plan as it deems appropriate to officers or other employees of the Company except that Awards to "executive officers" (as defined by Section 16 of the Exchange

Act) may be made solely by the Committee. The Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons.

        At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award to be granted to an executive officer or other individual who is then subject to Section 16 of the Exchange Act in respect of the Company, or relating to Code Section 162(m) and regulations thereunder, may be taken either (i) by a subcommittee composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is a not Qualified Member abstaining from such action, provided that the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan.

        Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company, its independent certified public accountants, or other professional retained to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the fullest extent permitted by law, be fully indemnified and protected by the Company with respect to any such action. Notwithstanding the foregoing or anything else to the contrary in the Plan, any action or determination by the Committee specifically affecting or relating to an Award to a Non-Employee Director shall be approved and ratified by the Board.

        4.01    Eligibility.    Executives, key employees, Non-Employee Directors of the Company and other non-employees selected by the Committee or any delegate authorized by the Committee are eligible to be granted Awards under the Plan. In addition, any person who has been offered employment as an executive or key employee of the Company is eligible to be granted Awards under the Plan, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company.

        5.01    Stock Subject to the Plan; Capital Structure Adjustments.

  (a)
  Shares Authorized.    The total number of shares of Stock authorized for issuance in connection with Awards under the Plan and the Preexisting Plans shall be eighteen percent (18%) of the total outstanding common shares of the Company. Such limit shall be applied at the time an Award is granted under the Plan; provided, however, that a reduction in the number of outstanding common shares of the Company that occurs after the grant shall not affect the validity or terms of such Award. In this connection, at the inception of the Plan the Board is approving for issuance nineteen million (19,000,000) shares of Stock plus the additional number of shares of Stock specified in the succeeding sentence. There shall be added to the number of shares of Stock so approved for issuance at the inception of the Plan: (a) shares available for grants of awards under the Preexisting Plans immediately prior to the Effective Date and (b) shares subject to outstanding awards under the Preexisting Plans on the Effective Date and as to which an event occurs (including expiration or forfeiture) which results in such shares again being available for Awards under the Plan as determined pursuant to Section 5.01(b). Shares of Stock issued under the Plan shall be counted against this limit in the manner specified in Section 5.01(b).

  (b)
  Manner of Counting Shares.    If any shares subject to an Award or Preexisting Plan award are forfeited, canceled, exchanged, or surrendered or such Award or award is settled in cash or otherwise terminates without a distribution of shares to the Participant, including (i) the number of shares withheld in payment of any exercise or purchase price of or tax obligation relating to such an Award or award and (ii) the number of shares surrendered in payment of any exercise or purchase price of or tax obligation relating to any Award or award, such number of shares will again be available for Awards under the Plan. The Committee may make determinations and adopt regulations for the counting of shares relating to any Award to ensure appropriate counting, avoid double counting (in the case of tandem or substitute awards), and provide for adjustments in any case in which the number of shares actually distributed differs from the number of shares previously counted in connection with such Award.

  (c)
  Type of Shares Distributable.    Any shares of Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued shares or treasury shares, including shares acquired by purchase in the open market or in private transactions.

  (d)
  Capital Structure Change and Adjustments to Awards.    In the event there is a change in the capital structure of the Company as a result of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off or other similar corporate change, or any distribution to stockholders of Stock other than regular cash dividends, the Committee may make an equitable adjustment in the number of shares of Stock and forms of the Awards authorized to be granted under the Plan, including any limitation imposed on the number of shares of Stock with respect to which an Award may be granted in the aggregate under the Plan or to any Participant, and to make appropriate adjustments (including exercise price) to any outstanding Awards.

        6.01    Types of Awards.

  (a)
  Stock Options.    The Committee may award an Option in the form of an ISO or a NQSO having such terms and conditions as the Committee may specify. Options will expire no more than 10 years after the date they are granted. The exercise price per share of Stock covered by an Option is determined by the Committee, but cannot be less than 100% of the Fair Market Value of a share of Stock on the date of grant. If the grantee of an ISO beneficially owns more than 10% of the voting power of the shares of common stock of the Company, the ISO will be exercisable for no more than five years from the date of grant and its exercise price must be no less than 110% of the Fair Market Value of a share of Stock on the date of grant or such other price required by the Code. Notwithstanding anything to the contrary herein, not more than nineteen million (19,000,000) shares of Stock may be issued pursuant to ISOs. The exercise price is payable in such form and by such method as the Committee may specify. ISOs shall not be granted to Non-Employee Directors or other nonemployees.

  (b)
  Stock Appreciation Rights (SARs).    SARs may be granted independently of an Option or in conjunction with all or any part of an Option, upon such terms and conditions as the Committee may determine. Upon exercise, an SAR entitles a Participant to receive an amount equal to the positive difference between the fair market value of one share of Stock on the date the SAR is exercised and the exercise price, times the number of shares of Stock with respect to which the SAR is exercised. An SAR or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of any related Option. The Committee will determine whether an SAR shall be settled in cash, Stock or any combination thereof.

  (c)
  Other Stock-Based Awards.    The Committee may grant other types of Awards of Stock, or Awards based in whole or in part by reference to the fair market value of Stock. Such other Stock-Based Awards may include, without limitation, Restricted Stock, Restricted Stock Units, Dividend Equivalents, performance shares or performance share units. NQSOs or SARs may be awarded in connection with or as a part of Other Stock-Based Awards. The Committee shall determine whether any Other Stock-Based Awards shall be settled in cash, Stock or any combination thereof.

  (d)
  Performance Conditions.    The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award, except as limited herein the case of a Performance Award intended to qualify under Code Section 162(m).

  (e)
  Performance Awards Granted to Designated Participants.    If the Committee determines that a Performance Award should qualify as "performance-based compensation" for purposes of Code Section 162(m), the grant and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth below:

  (i)
  Performance Goals and Performance Periods.    The performance goals for such Performance Awards and the performance periods over which performance is measured shall be established by the Committee consistent with the requirements of Code Section 162(m) and regulations thereunder.

  (ii)
  Business Criteria.    One or more of the following business criteria for the Company (on a consolidated basis), and/or specified business units or ventures of the Company, shall be used by the Committee in establishing performance goals for such Performance Awards: (A) earnings per share; (B) revenues; (C) cash flow; (D) cash flow return on investment; (E) return on assets, return on investment, return on capital, and/or return on equity; (F) identification and /or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans; (G) operating margin; (H) net income; net operating income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; and/or operating earnings; (I) total stockholder return; (J) economic value created; and (K) any of the above as compared to the performance of a published or special index deemed applicable by the Committee.

  (iii)
  Settlement of Performance Awards.    Settlement of such Performance Awards shall be in cash, Stock, other Awards, or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Participant in respect of a Performance Award. Performance Awards shall be forfeited in the event of termination of employment by the Participant prior to the end of a performance period, except as specifically approved by the Committee or any delegate authorized by the Committee.

  (iv)
  Written Determinations.    All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). The Committee may not delegate any responsibility relating to such Performance Awards.

  (v)
  Construction.    If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

  (f)
  Maximum Limits on Awards to a Participant.    The maximum number of shares of Stock with respect to which Awards in the form of Options, SARs and Other Stock-Based Awards may be granted to an individual in any calendar year is 675,000 shares.

  (g)
  Deferrals.    The Committee may permit the deferral of payment of any Awards under the Plan or may amend existing award agreements under any Preexisting Plan to provide for a deferral feature. The terms and conditions of any such deferral shall be determined by the Committee in its sole discretion.

  (h)
  Repricing.    Except in connection with a change in the Company's capital structure, the Committee may not reduce the exercise price of an outstanding Option or SAR.

  (i)
  Reloads.    No reloads will be permitted; i.e. options that provide for the automatic grant of a new Option or SAR upon the exercise of an outstanding Option or SAR.

  (j)
  Substitution.    An Option or SAR with a lower exercise or base price may not be substituted for an existing Option or SAR.

        7.01    General Provisions.

  (a)
  Compliance with Legal and Exchange Requirements.    The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Stock under any Award until completion of such stock exchange listing or registration or qualification of such Stock or other required action under any state, federal or foreign law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations.

  (b)
  Nontransferability.    Except as otherwise provided in this Section 7.01(b), Awards shall not be transferable by a Participant other than by will or the laws of descent and distribution or pursuant to a designation of a Beneficiary, and Awards shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative. In addition, except as otherwise provided in this Section 7.01(b), no rights under the Plan may be pledged, mortgaged, hypothecated, or otherwise encumbered, or subject to the claims of creditors. The foregoing notwithstanding, the Committee may, in its sole discretion, provide that Awards (or rights or interests therein) other than ISOs and Awards in tandem with ISOs shall be transferable without consideration, to a Participant's immediate family members (i.e., spouse, children, grandchildren, or siblings, as well as the Participant), to trusts for the benefit of such immediate family members, and to partnerships in which such family members are the only parties, or other transfers deemed by the Committee to be consistent with the purposes of the Plan.

  (c)
  No Right to Continued Employment.    Neither the Plan nor any action taken thereunder shall be construed as giving any employee the right to be retained in the employ of the Company, nor shall it interfere in any way with the right of the Company to terminate any employee's employment at any time.

  (d)
  Taxes.    The Company is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld.

  (e)
  Amendments and Termination.    The Board of Directors may amend, suspend or terminate the Plan at any time. However, except in the case of an adjustment in connection with a capital structure change (as described above), stockholder consent is required for any amendment to the Plan that would (i) increase the number of shares of Stock that may be issued in connection with Awards under the Plan, (ii) increase the maximum number of shares of Stock with respect to which Awards in the form of Options, SARs or Other Stock-Based Awards may be granted to any individual in any calendar year or (iii) eliminate or change the restrictions regarding the surrender and repricing of Options and SARs.

  (f)
  No Rights to Awards; No Stockholder Rights.    No Participant or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants and employees. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Stock is duly issued or transferred to the Participant in accordance with the terms of the Award.

  (g)
  Unfunded Status of Awards.    The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

  (h)
  No effect on other benefits.    The receipt of Awards under the Plan shall have no effect on any benefits to which a Participant may be entitled under another Plan or otherwise, or preclude a Participant from receiving any such benefits.

  (i)
  No Fractional Shares.    No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

  (j)
  Governing Law.    The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

  (k)
  Effective Date.    The Plan shall become effective (the "Effective Date") upon approval by the Company's stockholders at a meeting of stockholders duly held in accordance with the Delaware General Company Law, or any adjournment thereof in accordance with applicable provisions of the Delaware General Company Law.

  (l)
  Awards to Participants Outside the United States.    The Committee may modify the terms of any Award under the Plan granted to a Participant who is, at the time of grant or during the term of the Award, resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations and customs of the country in which the Participant is then resident or primarily employed, or to preserve the value and other benefits of the Award to the Participant

  (m)
  Titles and Headings; Certain Terms.    The titles and headings of the sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles of headings, shall control. The term "including", when used in the Plan, means in each case "including without limitation".

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  Exhibit 4.6